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                                                                    EXHIBIT 99.1

                          ACKNOWLEDGMENT AND ASSUMPTION

         This Acknowledgment and Assumption dated as of May 31, 2002 by QP Acquisition #2, Inc., a Delaware corporation ("QP") in favor of Comerica Bank, a Michigan banking corporation ("Bank").

                                    RECITALS

         A. ASC Holdings, LLC ("Holdings") granted to Bank a first priority security interest in all of the stock of JPE, Inc. owned by Holdings, including the shares evidenced by the certificates, copies of which are attached hereto ("JPE Stock").

         B. Holdings is selling the JPE Stock to QP and the Bank has consented to the transfer subject to the Bank's security interest in the JPE Stock.

         C. As a condition of the transfer, the Bank requires that QP acknowledge that it is purchasing the JPE Stock subject to the Bank's security interest and also requires that QP assume Holdings' obligations and liabilities under the Security Agreement (Negotiable Collateral) dated May 27, 1999 by Holdings in favor of the Bank ("Security Agreement").

         D. QP is willing to assume Holdings' obligations and liabilities under the Security Agreement.

         NOW, THEREFORE, QP acknowledges and agrees as follows:

         1. QP acknowledges that its interest in the JPE Stock is subject to the Bank's first priority security interest in the JPE Stock.

         2. QP agrees to assume Holdings' obligations and liabilities under the Security Agreement and agrees to be bound by its terms as if QP had originally signed the Security Agreement. QP agrees that all references in the Security Agreement to Debtor shall now mean QP. For purposes of the Security Agreement, Debtor's address shall be: 2000 Town Center, Suite 2450, Southfield, Michigan 48075.

         3. Upon execution of this Agreement, QP shall execute and deliver to the Bank blank stock powers for each certificate evidencing the JPE Stock. The Bank shall deliver the original stock certificates evidencing the JPE Stock to JPE, Inc. for reissuance in the name of QP and JPE, Inc. and QP shall direct that the new stock certificates be delivered directly to the Bank c/o Larry R. Shulman, 100 Renaissance Center, 34th Floor, Detroit, MI 48243.
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         4. QP acknowledges that the Security Agreement is in full force and effect in accordance with its terms and that QP does not have any defenses, offsets or counterclaims with respect to its obligations under the Security Agreement.

         5. Notwithstanding any other provision of this Acknowledgment and Assumption, or any provision of the Security Agreement or any other agreement to the contrary, the liability of QP to the Bank shall be limited solely to the JPE stock, and shall otherwise be non-recourse to QP.

                                             QP ACQUISITION #2, INC.


                                             By:  /s/ Jason G. Runco
                                                  ------------------------------
                                             Its: Secretary
                                                  ------------------------------

Accepted by:

COMERICA BANK



By:  /s/ Richard S. Arceci
      ------------------------------

Its:  Vice President
       ------------------------------


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